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Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Announces Sale of Infusion Pharmacy Business

ST. LOUIS, June 10, 2008—Express Scripts, Inc. (Nasdaq: ESRX) announced that is has signed a definitive agreement to sell its Infusion Pharmacy business to Option Care, Inc., a wholly-owned subsidiary of Walgreen Co. (NYSE: WAG) for an undisclosed amount.

“We previously announced that the infusion business was not a strategic fit with our core PBM and specialty pharmacy operations,” stated George Paz, president, chief executive officer and chairman.  “As a result, we are selling this business to Option Care, which is a leading home infusion company, with operational expertise in this marketplace.”

The Infusion Pharmacy business is classified as discontinued operations in Express Scripts’ financial statements.  The transaction is expected to close within approximately 30 days.

About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.